CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the ConSyGen, Inc. 2000 Combination Stock Option Plan of our report dated August 5, 1999 (except for Note 12, as to which the date is November 3, 1999) with respect to our audit of the consolidated financial statements of ConSyGen, Inc. (a Texas corporation) included in its Annual Report on Form 10-KSB and Form 10-KSB/A as of May 31, 1999 and for the year then ended May 31, 1999, filed with the Securities and Exchange Commission.


                                      /s/ King, Weber & Associates, P.C.

Phoenix, Arizona
May 2, 2000